EXHIBIT 16.1

August 10, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated August 7, 2015, of Saga Communications, Inc. and are in agreement with the statements contained in the first, second, third, and fourth paragraphs of page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP